Exhibit 99.1

NEWS Contact: Jeffrey Schnell Senior Director, Investor Relations investor@quakerhoughton.com T. 1.610.832.4087

For Release: Immediate

QUAKER HOUGHTON ANNOUNCES FIRST QUARTER 2022 RESULTS

•	Record net sales of $474.2 million increased 10% compared to 1Q21 driven by higher selling prices

•	Reported net income of $19.8 million and earnings per diluted share of $1.11

•	Delivered $60.4 million of adjusted EBITDA and $1.42 of non-GAAP earnings per diluted share

May 5, 2022

CONSHOHOCKEN, PA – Quaker Houghton (“the Company”) (NYSE: KWR), the global leader in industrial process fluids, today announced its first quarter 2022 results.

	Three Months Ended March 31,
($ in millions, except per share data)	2022	2021
Net sales	$474.2	$429.8
Net income attributable to Quaker Chemical Corporation	19.8	38.6
Earnings per diluted share attributable to Quaker Chemical Corporation	1.11	2.15
Non-GAAP net income *	25.5	37.9
Non-GAAP earnings per diluted share *	1.42	2.11
Adjusted EBITDA *	60.4	77.1

* Refer to the Non-GAAP Measures and Reconciliations section below for additional information

First Quarter 2022 Consolidated Results

First quarter 2022 net sales were a record of $474.2 million, an increase of 10% compared to $429.8 million in the prior year quarter primarily due to an increase in selling price and product mix of approximately 17% and additional net sales from acquisitions of 2%, slightly offset by a 6% decrease in organic sales volumes and a 3% unfavorable impact from foreign currency translation. The increase in selling price and product mix was primarily attributable to broad-based price increases in response to ongoing and unprecedented raw material and other supply chain-related inflationary pressures. The decline in organic sales volumes was primarily attributable to the comparison to a very strong first quarter of 2021, where customers replenished their supply chains due to the continued economic recovery from COVID-19 and, also, in the current quarter the Company experienced lower volumes related to the tolling agreement on previously divested products associated with the Quaker Houghton combination and lower sales volumes attributable to the war in Ukraine. The Company’s organic sales volumes increased approximately 3% compared to the fourth quarter of 2021, as continued new business wins were partially offset by the Company’s actions to strategically reduce volumes in accordance with its ongoing value-based pricing initiatives.

The Company generated net income in the first quarter of 2022 of $19.8 million or $1.11 per diluted share, compared to the prior year quarter net income of $38.6 million or $2.15 per diluted share. Excluding non-recurring and non-core items in each period, the Company’s first quarter of 2022 non-GAAP earnings per diluted share was $1.42 compared to $2.11 in the prior year quarter. The Company’s first quarter of 2022 adjusted EBITDA of $60.4 million declined compared to $77.1 million in the first quarter of 2021, as the increase in net sales was more than offset by lower gross margins primarily attributable to significant increases in raw material and other costs, compared to the prior year period. Sequentially, the Company’s adjusted EBITDA was relatively flat.

Andy Tometich, Chief Executive Officer and President, commented, “We delivered record net sales in the first quarter of 2022 while navigating through significant supply chain disruptions, geopolitical issues and unprecedented inflationary pressures. Despite these broad market challenges, we continued to drive growth in the quarter by emphasizing the value of our expertise and differentiated offering. Our selling prices increased 17% compared to the first quarter of 2021 as we push to offset persistent cost pressures and ultimately recover our margins.

Looking ahead, we are implementing further aggressive and strategic pricing actions to mitigate the current and expected inflationary pressures on our business. While significant uncertainty exists, notably due to pandemic-related restrictions in China and the ongoing war in Ukraine, we are encouraged by the favorable demand profile and our ability to capture price. We are confident in our strategy and focused on executing our value enhancing initiatives aimed at improving our profitability, delivering our growth potential and generating solid free cash flow.”

First Quarter 2022 Segment Results

The Company’s first quarter 2022 operating performance in each of its four reportable operating segments: (i) Americas; (ii) Europe, Middle East and Africa (“EMEA”); (iii) Asia/Pacific; and (iv) Global Specialty Businesses, reflect similar drivers to that of its consolidated performance. First quarter performance of the Company’s operating segments are further described below.

	Three Months Ended March 31,
Net Sales*	2022	2021
Americas	$154.1	$134.9
EMEA	125.7	119.8
Asia/Pacific	104.2	96.7
Global Specialty Businesses	90.1	78.4
Segment operating earnings*
Americas	$29.2	$32.2
EMEA	16.8	25.2
Asia/Pacific	21.9	27.5
Global Specialty Businesses	25.0	24.2

* Refer to the Segment Measures and Reconciliations section below for additional information

All four segments had higher net sales in the first quarter of 2022 compared to the first quarter of 2021, as each of the segments benefited from double-digit increases in selling price and product mix and additional net sales from acquisitions. By segment, organic sales volumes increased approximately 2% in Global Specialty Businesses compared to the prior year period, while the other segments all declined due to the impacts on volumes mentioned above, and the EMEA segment was also impacted by the unfavorable impact of foreign currency translation. Operating earnings from the Global Specialty Businesses increased compared to the prior year whereas the other segments declined due to continued raw material and other inflationary cost pressures impacting each segment’s operating margins. All four segments had higher net sales in the first quarter of 2022 compared to the fourth quarter of 2021, as selling price benefitted all segments. All segments also had higher organic sales volumes except Asia/Pacific due to lower sequential activity in China.

Cash Flow and Liquidity Highlights

The Company had a net operating cash outflow of $6.3 million during the first quarter of 2022, an improvement compared to a net operating cash outflow of $12.6 million during the first quarter of 2021. The improvement was largely driven by improved working capital outflows compared to the prior year period despite higher inventory related to raw material cost increases.

As of March 31, 2022, the Company’s total gross debt was $926.9 million and its cash and cash equivalents was $161.6 million. The Company’s net debt was $765.3 million, and its net debt divided by its trailing twelve months adjusted EBITDA was approximately 3.0x as of March 31, 2022 compared to approximately 2.7x at year-end 2021. The increase in the Company's leverage ratio compared to year-end 2021 was primarily attributable to lower adjusted EBITDA year-over-year as described above.

Recent Acquisition Activity

During the first quarter of 2022, the Company completed two small acquisitions. The first acquisition was a business that provides pickling inhibitor technologies for the steel industry, drawing lubricants and stamping oil for the metalworking industry, as well as various other lubrication, rust preventative, and cleaner applications. The second acquisition was a business that provides sealing and impregnation of metal castings for the automotive sector, as well as impregnation resin and impregnation systems for metal parts. These acquisitions increase our technological capabilities and extend our geographic presence. In total, the Company’s initial aggregate purchase price for these acquisitions was approximately $9.4 million, which is subject to post-closing adjustments.

Non-GAAP Measures and Reconciliations

The information included in this press release includes non-GAAP (unaudited) financial information that includes EBITDA, adjusted EBITDA, adjusted EBITDA margin, non-GAAP operating income, non-GAAP operating margin, non-GAAP net income and non-GAAP earnings per diluted share. The Company believes these non-GAAP financial measures provide meaningful supplemental information as they enhance a reader’s understanding of the financial performance of the Company, are indicative of future operating performance of the Company, and facilitate a comparison among fiscal periods, as the non-GAAP financial measures exclude items that are not indicative of future operating performance or not considered core to the Company’s operations. Non-GAAP results are presented for supplemental informational purposes only and should not be considered a substitute for the financial information presented in accordance with GAAP.

The Company presents EBITDA which is calculated as net income attributable to the Company before depreciation and amortization, interest expense, net, and taxes on income before equity in net income of associated companies. The Company also presents adjusted EBITDA which is calculated as EBITDA plus or minus certain items that are not indicative of future operating performance or not considered core to the Company’s operations. In addition, the Company presents non-GAAP operating income which is calculated as operating income plus or minus certain items that are not indicative of future operating performance or not considered core to the Company’s operations. Adjusted EBITDA margin and non-GAAP operating margin are calculated as the percentage of adjusted EBITDA and non-GAAP operating income to consolidated net sales, respectively. The Company believes these non-GAAP measures provide transparent and useful information and are widely used by analysts, investors, and competitors in our industry as well as by management in assessing the operating performance of the Company on a consistent basis.

Additionally, the Company presents non-GAAP net income and non-GAAP earnings per diluted share as additional performance measures. Non-GAAP net income is calculated as adjusted EBITDA, defined above, less depreciation and amortization, interest expense, net, and taxes on income before equity in net income of associated companies, in each case adjusted, as applicable, for any depreciation, amortization, interest or tax impacts resulting from the non-core items identified in the reconciliation of net income attributable to the Company to adjusted EBITDA. Non-GAAP earnings per diluted share is calculated as non-GAAP net income per diluted share as accounted for under the “two-class share method.” The Company believes that non-GAAP net income and non-GAAP earnings per diluted share provide transparent and useful information and are widely used by analysts, investors, and competitors in our industry as well as by management in assessing the operating performance of the Company on a consistent basis.

As it relates to 2022 projections for the Company, including the contributions from our recent acquisitions discussed under “Recent Acquisition Activity,” as well as other forward-looking information described further above, the Company has not provided guidance for comparable GAAP measures or a quantitative reconciliation of forward-looking non-GAAP financial measures to the most directly comparable U.S. GAAP measure because it is unable to determine with reasonable certainty the ultimate outcome of certain significant items necessary to calculate such measures without unreasonable effort. These items include, but are not limited to, certain non-recurring or non-core items the Company may record that could materially impact net income, as well as the impact of COVID-19. These items are uncertain, depend on various factors, and could have a material impact on the U.S. GAAP reported results for the guidance period.

The Company’s reference to trailing twelve months adjusted EBITDA within this press release refers to the twelve month period ended March 31, 2022 adjusted EBITDA of $257.4 million, which includes (i) the three months ended March 31, 2022 adjusted EBITDA of $60.4 million, as presented in the non-GAAP reconciliations below, and (ii) the twelve months ended December 31, 2021 adjusted EBITDA of $274.1 million, as presented in the non-GAAP reconciliations included in the Company’s fourth quarter and full year 2021 results press release dated February 24, 2022, less (iii) the three months ended March 31, 2021 adjusted EBITDA of $77.1 million, as presented in the non-GAAP reconciliations below.

The following tables reconcile the Company’s non-GAAP financial measures (unaudited) to their most directly comparable GAAP (unaudited) financial measures (dollars in thousands unless otherwise noted, except per share amounts):

Non-GAAP Operating Income and Margin Reconciliations

	Three Months Ended March 31,
	2022	2021
Operating income	$29,403	$44,894
Combination, integration and other acquisition-related expenses	4,053	6,230
Strategic planning and transformation expenses	3,088	—
Restructuring and related charges	820	1,175
Fair value step up of acquired inventory sold	—	801
Executive transition costs	539	504
Inactive subsidiary’s non-operating litigation costs	92	51
Customer insolvency costs	1,166	—
Non-GAAP operating income	$39,161	$53,655
Non-GAAP operating margin (%)	8.3%	12.5%

EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin and Non-GAAP Net Income Reconciliations

	Three Months Ended March 31,
	2022	2021
Net income attributable to Quaker Chemical Corporation	$19,816	$38,615
Depreciation and amortization (a)(b)	20,727	22,448
Interest expense, net	5,345	5,470
Taxes on income before equity in net income of associated companies (c)	2,866	10,689
EBITDA	$48,754	$77,222
Equity loss (income) in a captive insurance company	244	(3,080)
Combination, integration and other acquisition-related expenses (a)	6,032	427
Strategic planning and transformation expenses	3,088	—
Restructuring and related charges	820	1,175
Fair value step up of acquired inventory sold	—	801
Executive transition costs	539	504
Inactive subsidiary’s non-operating litigation costs	92	51
Customer insolvency costs	1,166	—
Pension and postretirement benefit income, non-service components	(479)	(124)
Currency conversion impacts of hyper-inflationary economies	188	172
Adjusted EBITDA	$60,444	$77,148
Adjusted EBITDA margin (%)	12.7%	18.0%

Adjusted EBITDA	$60,444	$77,148
Less: Depreciation and amortization - adjusted (a)(b)	20,727	22,033
Less: Interest expense, net	5,345	5,470
Less: Taxes on income before equity in net income of associated companies – adjusted (c)	8,902	11,739
Non-GAAP net income	$25,470	$37,906

Non-GAAP Earnings per Diluted Share Reconciliations

	Three Months Ended March 31,
	2022	2021
GAAP earnings per diluted share attributable to Quaker Chemical Corporation common shareholders	$1.11	$2.15
Equity loss (income) in a captive insurance company per diluted share	0.01	(0.17)
Combination, integration and other acquisition-related expenses per diluted share (a)	0.25	0.04
Strategic planning and transformation expenses per diluted share	0.14	—
Restructuring and related charges per diluted share	0.03	0.05
Fair value step up of acquired inventory sold per diluted share	—	0.03
Executive transition costs per diluted share	0.02	0.02
Inactive subsidiary’s non-operating litigation costs per diluted share	0.00	0.00
Customer insolvency costs per diluted share	0.06	—
Pension and postretirement benefit income, non-service components per diluted share	(0.02)	(0.00)
Currency conversion impacts of hyper-inflationary economies per diluted share	0.01	0.01
Impact of certain discrete tax items per diluted share	(0.19)	(0.02)
Non-GAAP earnings per diluted share	$1.42	$2.11

(a)	The Company recorded $0.4 million of accelerated depreciation expense related to the Quaker Houghton combination during the three months ended March 31, 2021 all of which was recorded in cost of goods sold (“COGS”). These amounts recorded within COGS are included in the caption Combination, integration and other acquisition-related expenses in the reconciliation of Operating income to Non-GAAP operating income and GAAP earnings per diluted share attributable to Quaker Chemical Corporation common shareholders to Non-GAAP earnings per diluted share. In addition, the total amounts of such depreciation are included within the caption Depreciation and amortization in the reconciliation of Net income attributable to Quaker Chemical Corporation to Adjusted EBITDA; however, they are excluded in the reconciliation of Adjusted EBITDA to Non-GAAP net income. During the three months ended March 31, 2022, the Company recorded expenses of $2.0 million related to indemnification assets. During the three months ended March 31, 2021, the Company recognized a gain of $5.4 million associated with the sale of certain held-for-sale real property assets which was the result of the Company’s manufacturing footprint integration plan. These amounts were recorded within Other (expense) income, net and therefore are included in the caption Combination, integration and other acquisition-related expenses in the reconciliation of Net income attributable to Quaker Chemical Corporation to Adjusted EBITDA and GAAP earnings per diluted share attributable to Quaker Chemical Corporation common shareholders to Non-GAAP earnings per diluted share, however it is excluded in the reconciliation of Operating income to Non-GAAP operating income.

(b)	Depreciation and amortization for the three months ended March 31, 2022 and 2021 includes $0.3 million of amortization expense recorded within equity in net income of associated companies in the Condensed Consolidated Statement of Income, which is attributable to the amortization of the fair value step up for the Company’s 50% interest in a Houghton joint venture in Korea as a result of required purchase accounting.

(c)	Taxes on income before equity in net income of associated companies – adjusted includes the Company’s tax expense adjusted for the impact of any current and deferred income tax expense (benefit), as applicable, of the reconciling items presented in the reconciliation of Net income attributable to Quaker Chemical Corporation to adjusted EBITDA, above, determined utilizing the applicable rates in the taxing jurisdictions in which these adjustments occurred, subject to deductibility. This caption also includes the impact of specific tax charges and benefits in the three months ended March 31, 2022 and 2021, which the Company does not consider core or indicative of future performance.

Segment Measures and Reconciliations

The Company’s operating segments, which are consistent with its reportable segments, reflect the structure of the Company’s internal organization, the method by which the Company’s resources are allocated and the manner by which the chief operating decision maker assesses the Company’s performance. The Company has four reportable segments: (i) Americas; (ii) EMEA; (iii) Asia/Pacific; and (iv) Global Specialty Businesses. The three geographic segments are composed of the net sales and operations in each respective region, excluding net sales and operations managed globally by the Global Specialty Businesses segment, which includes the Company’s container, metal finishing, mining, offshore, specialty coatings, specialty grease and Norman Hay businesses. Segment operating earnings for each of the Company’s reportable segments are comprised of the segment’s net sales less directly related COGS and selling, general and administrative expenses. Operating expenses not directly attributable to the net sales of each respective segment, such as certain corporate and administrative costs, Combination, integration and other acquisition-related expenses, and Restructuring and related charges, are not included in segment operating earnings. Other items not specifically identified with the Company’s reportable segments include interest expense, net and other (expense) income, net.

The following tables reconcile the Company’s reportable operating segments performance to that of the Company (dollars in thousands):

	Three Months Ended March 31,
Net Sales	2022	2021
Americas	$154,144	$134,871
EMEA	125,687	119,814
Asia/Pacific	104,234	96,706
Global Specialty Businesses	90,106	78,392
Total net sales	$474,171	$429,783
Segment operating earnings
Americas	$29,220	$32,234
EMEA	16,766	25,244
Asia/Pacific	21,907	27,478
Global Specialty Businesses	25,035	24,169
Total segment operating earnings	92,928	109,125
Combination, integration and other acquisition-related expenses	(4,053)	(5,815)
Restructuring and related charges	(820)	(1,175)
Fair value step up of acquired inventory sold	—	(801)
Non-operating and administrative expenses	(43,463)	(40,992)
Depreciation of corporate assets and amortization	(15,189)	(15,448)
Operating income	29,403	44,894
Other (expense) income, net	(2,206)	4,687
Interest expense, net	(5,345)	(5,470)
Income before taxes and equity in net income of associated companies	$21,852	$44,111

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These statements can be identified by the fact that they do not relate strictly to historical or current facts.  We have based these forward-looking statements, including statements regarding the potential effects of the COVID-19 pandemic, the Russia and Ukraine conflict, inflation and global supply chain constraints on the Company’s business, results of operations, and financial condition, our expectations that we will maintain sufficient liquidity and remain in compliance with the terms of the Company’s credit facility, expectations about future demand and raw material costs, and statements regarding the impact of increased raw material costs and pricing initiatives, on our current expectations about future events. These forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, anticipations, intentions, financial condition, results of operations, future performance, and business, including but not limited to the potential benefits of the Combination and other acquisitions, the impacts on our business as a result of the COVID-19 pandemic and global supply chain constraints, and our current and future results and plans and statements that include the words "may," "could," "should," "would," "believe," "expect," "anticipate," "estimate," "intend," "plan" or similar expressions.  These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in such statements.  A major risk is that demand for the Company's products and services is largely derived from the demand for its customers' products, which subjects the Company to uncertainties related to downturns in a customer's business and unanticipated customer production slowdowns and shutdowns, including as is currently being experienced by many automotive industry companies as a result of supply chain disruptions. Other major risks and uncertainties include, but are not limited to, the primary and secondary impacts of the COVID-19 pandemic, including actions taken in response to the pandemic by various governments, which could exacerbate some or all of the other risks and uncertainties faced by the Company, including the potential for significant increases in raw material costs, supply chain disruptions, customer financial instability, worldwide economic and political disruptions, including the impacts of the military conflict between Russia and Ukraine, the economic and other sanctions imposed by other nations on Russia, suspensions of activities in Russia by many multinational companies and the potential expansion of military activity, foreign currency fluctuations, significant changes in applicable tax rates and regulations, future terrorist attacks and other acts of violence. Furthermore, the Company is subject to the same business cycles as those experienced by our customers in the steel, automobile, aircraft, industrial equipment, and durable goods industries. The ultimate impact of COVID-19 on our business will depend on, among other things, the extent and duration of the pandemic, the severity of the disease and the number of people infected with the virus including new variants, the continued uncertainty regarding global availability, administration, acceptance and long-term efficacy of vaccines, or other treatments for COVID-19 or its variants, the longer-term effects on the economy of the pandemic, including the resulting market volatility, and by the measures taken by governmental authorities and other third parties restricting day-to-day life and business operations and the length of time that such measures remain in place, as well as laws and other governmental programs implemented to address the pandemic or assist impacted businesses, such as fiscal stimulus and other legislation designed to deliver monetary aid and other relief. Other factors could also adversely affect us, including those related to the Combination and other acquisitions and the integration of acquired businesses. Our forward-looking statements are subject to risks, uncertainties and assumptions about the Company and its operations that are subject to change based on various important factors, some of which are beyond our control.  These risks, uncertainties, and possible inaccurate assumptions relevant to our business could cause our actual results to differ materially from expected and historical results.  All forward-looking statements included in this press release, including expectations about business conditions during 2022 and future periods, are based upon information available to the Company as of the date of this press release, which may change. Therefore, we caution you not to place undue reliance on our forward-looking statements.  For more information regarding these risks and uncertainties as well as certain additional risks that we face, refer to the Risk Factors section, which appears in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2021, our Quarterly Report on Form 10-Q for the period ended March 31, 2022, and in subsequent reports filed from time to time with the Securities and Exchange Commission.  We do not intend to, and we disclaim any duty or obligation to, update or revise any forward-looking statements to reflect new information or future events or for any other reason.  This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995.

Conference Call

As previously announced, the Company’s investor conference call to discuss its first quarter 2022 performance is scheduled for May 6, 2022 at 8:30 a.m. ET. A live webcast of the conference call, together with supplemental information, can be accessed through the Company’s Investor Relations website at investors.quakerhoughton.com. You can also access the conference call by dialing 877-269-7756.

About Quaker Houghton

Quaker Houghton is the global leader in industrial process fluids. With a presence around the world, including operations in over 25 countries, our customers include thousands of the world’s most advanced and specialized steel, aluminum, automotive, aerospace, offshore, can, mining, and metalworking companies. Our high-performing, innovative and sustainable solutions are backed by best-in-class technology, deep process knowledge and customized services. With approximately 4,700 employees, including chemists, engineers and industry experts, we partner with our customers to improve their operations so they can run even more efficiently, even more effectively, whatever comes next. Quaker Houghton is headquartered in Conshohocken, Pennsylvania, located near Philadelphia in the United States. Visit quakerhoughton.com to learn more.

Quaker Chemical Corporation

Condensed Consolidated Statements of Income

(Dollars in thousands, except per share data)

	(Unaudited)
	Three Months Ended March 31,
	2022	2021
Net sales	$474,171	$429,783

Cost of goods sold	328,100	273,589

Gross profit	146,071	156,194
%	30.8%	36.3%

Selling, general and administrative expenses	111,795	104,310
Restructuring and related charges	820	1,175
Combination, integration and other acquisition-related expenses	4,053	5,815

Operating income	29,403	44,894
%	6.2%	10.4%

Other (expense) income, net	(2,206)	4,687
Interest expense, net	(5,345)	(5,470)
Income before taxes and equity in net income of associated companies	21,852	44,111

Taxes on income before equity in net income of associated companies	2,866	10,689
Income before equity in net income of associated companies	18,986	33,422

Equity in net income of associated companies	835	5,210

Net income	19,821	38,632

Less: Net income attributable to noncontrolling interest	5	17

Net income attributable to Quaker Chemical Corporation	$19,816	$38,615
%	4.2%	9.0%

Share and per share data:
Basic weighted average common shares outstanding	17,826,061	17,785,370
Diluted weighted average common shares outstanding	17,851,859	17,855,977

Net income attributable to Quaker Chemical Corporation common shareholders - basic	$1.11	$2.16
Net income attributable to Quaker Chemical Corporation common shareholders - diluted	$1.11	$2.15

Quaker Chemical Corporation

Condensed Consolidated Balance Sheets

(Dollars in thousands, except par value)

	(Unaudited)
	March 31,	December 31,
	2022	2021
ASSETS

Current assets
Cash and cash equivalents	$161,552	$165,176
Accounts receivable, net	458,459	430,676
Inventories, net	299,795	264,531
Prepaid expenses and other current assets	67,853	59,871
Total current assets	987,659	920,254

Property, plant and equipment, net	197,115	197,520
Right of use lease assets	38,245	36,635
Goodwill	630,938	631,194
Other intangible assets, net	1,012,068	1,027,782
Investments in associated companies	90,003	95,278
Deferred tax assets	11,496	16,138
Other non-current assets	29,198	30,959
Total assets	$2,996,722	$2,955,760

LIABILITIES AND EQUITY

Current liabilities
Short-term borrowings and current portion of long-term debt	$61,385	$56,935
Accounts and other payables	261,339	234,083
Accrued compensation	26,396	38,197
Accrued restructuring	4,435	4,087
Other accrued liabilities	98,994	97,165
Total current liabilities	452,549	430,467

Long-term debt	858,287	836,412
Long-term lease liabilities	27,433	26,335
Deferred tax liabilities	170,622	179,025
Other non-current liabilities	92,131	95,599
Total liabilities	1,601,022	1,567,838

Equity
Common stock, $1 par value; authorized 30,000,000 shares; issued and outstanding 2022 - 17,911,583 shares; 2021 - 17,897,033 shares	17,912	17,897
Capital in excess of par value	918,699	917,053
Retained earnings	528,716	516,334
Accumulated other comprehensive loss	(70,261)	(63,990)
Total Quaker shareholders' equity	1,395,066	1,387,294
Noncontrolling interest	634	628
Total equity	1,395,700	1,387,922
Total liabilities and equity	$2,996,722	$2,955,760

Quaker Chemical Corporation

Condensed Consolidated Statements of Cash Flows

(Dollars in thousands)

	(Unaudited)
	Three Months Ended March 31,
	2022	2021
Cash flows from operating activities
Net income	$19,821	$38,632
Adjustments to reconcile net income to net cash used in operating activities:
Amortization of debt issuance costs	1,187	1,187
Depreciation and amortization	20,447	22,145
Equity in undistributed earnings of associated companies, net of dividends	2,135	(5,105)
Acquisition-related fair value adjustments related to inventory	-	801
Deferred compensation, deferred taxes and other, net	(3,778)	(9,888)
Share-based compensation	2,462	3,779
Gain on disposal of property, plant, equipment and other assets	(23)	(5,410)
Combination and other acquisition-related expenses, net of payments	(4,246)	(2,884)
Restructuring and related charges	820	1,175
Pension and other postretirement benefits	(1,316)	(1,034)
(Decrease) increase in cash from changes in current assets and current liabilities, net of acquisitions:
Accounts receivable	(26,270)	(46,270)
Inventories	(33,873)	(24,994)
Prepaid expenses and other current assets	(6,506)	(8,315)
Change in restructuring liabilities	(408)	(3,034)
Accounts payable and accrued liabilities	23,249	26,597
Net cash used in operating activities	(6,299)	(12,618)

Cash flows from investing activities
Investments in property, plant and equipment	(8,847)	(3,934)
Payments related to acquisitions, net of cash acquired	(9,383)	(26,655)
Proceeds from disposition of assets	-	14,744
Net cash used in investing activities	(18,230)	(15,845)

Cash flows from financing activities
Payments of term loan debt	(14,112)	(9,551)
Borrowings on revolving credit facilities, net	43,000	30,000
Repayments on other debt, net	(102)	(188)
Dividends paid	(7,428)	(7,052)
Stock options exercised, other	(801)	(178)
Net cash provided by financing activities	20,557	13,031

Effect of foreign exchange rate changes on cash	348	(3,008)

Net decrease in cash, cash equivalents and restricted cash	(3,624)	(18,440)
Cash, cash equivalents and restricted cash at the beginning of the period	165,176	181,895
Cash, cash equivalents and restricted cash at the end of the period	$161,552	$163,455